Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 20, 2026 (the “Effective Date”), by and between Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”) and Ashford Inc., a Nevada corporation (“Purchaser”).

RECITALS

WHEREAS, Purchaser, the Company's external advisor, desires to commit to purchase shares of Common Stock in the open market on a quarterly basis during the Term (as defined below), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE OF SHARES

Section 1.1       Quarterly Commitment. During the period beginning on the Effective Date and ending on the date this Agreement terminates under Section 4.10 (the “Term”), Purchaser shall purchase in the open market, for the calendar quarter ended September 30, 2026 and each calendar quarter ending after that date during the Term (each, a “Purchase Quarter”), a number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) equal to 2.5% of the shares of Common Stock outstanding on the last day of that Purchase Quarter, rounded down to the nearest whole share (each, a “Quarterly Purchase Amount”, and the shares so purchased, “Open Market Shares”).

Section 1.2       Open Market Purchases. Purchaser shall make all purchases of Open Market Shares either (i) under a trading plan adopted by Purchaser that is intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) otherwise, but only during an open trading window under the Company's insider trading policy and when Purchaser is not aware of material nonpublic information about the Company. The Company is not a party to, and has no obligation with respect to, any purchase of Open Market Shares, and will not issue or sell any shares of Common Stock to Purchaser under this Agreement.

Section 1.3       Ownership Limitations. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not purchase any shares of Common Stock to the extent that the purchase would (a) cause Purchaser (together with any other person whose ownership of Common Stock would be aggregated with Purchaser's for purposes of such determination) to exceed any ownership limit in the Company's charter, as in effect from time to time (including any excepted holder limit established for Purchaser), (b) cause Purchaser to become an “Acquiring Person” (or any similar term) under the Rights Agreement, unless the Company's board of directors has exempted the purchase, or (c) as determined in good faith by the Company and notified to Purchaser, reasonably be expected to cause an “ownership change” of the Company under Section 382 of the Internal Revenue Code of 1986, as amended (each, an “Ownership Limitation”). Any portion of a Quarterly Purchase Amount that cannot be purchased because of an Ownership Limitation shall be disregarded and shall not be carried forward to any later Purchase Quarter.

Section 1.4       Shortfall Fee Credit. If Purchaser has not acquired the full Quarterly Purchase Amount for a Purchase Quarter (after giving effect to Section 1.3) by the date that is six (6) months after the last day of that Purchase Quarter (the “Purchase Deadline”), Purchaser shall provide the Company a credit against the advisory fees payable by the Company under the Advisory Agreement (a “Fee Credit”) equal to (a) the number of shares by which Purchaser fell short (the “Shortfall Shares”), multiplied by (b) 150% of the VWAP for the period beginning on the day after the last day of that Purchase Quarter and ending on the Purchase Deadline. Each Fee Credit shall be applied against the advisory fees next payable by the Company after the Purchase Deadline until fully applied. The Fee Credit is the Company's sole and exclusive remedy for any shortfall in a Quarterly Purchase Amount.

Section 1.5       Purchase Credits and Reporting. Open Market Shares count toward a Quarterly Purchase Amount only if purchased after the last day of the applicable Purchase Quarter and on or before its Purchase Deadline, and are applied first to the earliest Purchase Quarter whose Purchase Deadline has not passed. Purchases are counted net of any sales of Common Stock by Purchaser during the same period, and only purchases by Purchaser and its wholly owned subsidiaries count. Purchaser shall report its purchases and sales of Common Stock to the Company within two (2) Business Days after the end of each calendar month.

Section 1.6       Adjustments. If the Company effects a stock split, reverse stock split, stock dividend, reclassification or similar event, the Quarterly Purchase Amount, VWAP and any other share-based amount under this Agreement shall be equitably adjusted.

Section 1.7       Certain Definitions. In this Agreement:

“Advisory Agreement” means the Fourth Amended and Restated Advisory Agreement, dated March 27, 2026, among the Company, Purchaser and the other parties thereto, as amended from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close.

“Change of Control” means, (A) for either party, (i) any person or group, other than the persons who control that party on the Effective Date and their affiliates, acquiring beneficial ownership of more than 50% of that party's outstanding voting securities, (ii) a merger, consolidation or similar transaction after which the holders of that party's voting securities immediately before the transaction hold less than 50% of the voting power of the surviving entity, or (iii) a sale of all or substantially all of that party's assets and (B) for the Company, the definition of Change of Control in the Advisory Agreement.

“Independent Directors” means the members of the Company's board of directors who are independent under the rules of the New York Stock Exchange and are not officers, directors or employees of Purchaser or its affiliates, acting by majority vote or through a committee composed solely of such directors.

“Rights Agreement” means the Rights Agreement, dated as of December 15, 2025, between the Company and ComputerShare Trust Company, N.A., as rights agent, as amended or replaced from time to time.

“VWAP” means, for any period, the volume-weighted average price per share of the Common Stock on the New York Stock Exchange for that period, as reported by Bloomberg L.P. (or, if not reported by Bloomberg L.P., by another authoritative source reasonably agreed by the parties).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Purchaser, each of which is true and correct on the Effective Date.

Section 2.1       Existence and Power. The Company has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(a)            The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) except for filings under the Exchange Act, do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company; and (ii) except as would not have an adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Company is a party or with the Company’s organizational documents, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or cause the acceleration or termination of any obligation or right of the Company.

Section 2.2       Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity. The Company's Independent Directors have approved this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to the Company, each of which is true and correct on the Effective Date.

Section 3.1       Existence and Power. Purchaser is a corporation validly existing and in good standing under the laws of the State of Nevada and has the power, authority and capacity to execute and deliver this Agreement, to perform Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby.

(a)            The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby (i) except for filings under the Exchange Act, does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over Purchaser; and (ii) except as would not have an adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, does not and will not constitute or result in a breach, violation or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which Purchaser is a party, with Purchaser’s charter or bylaws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of Purchaser or cause the acceleration or termination of any obligation or right of Purchaser.

Section 3.2       Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1       Notice. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the respective parties as follows and shall be effective and deemed to have been given when delivered by hand or overnight courier service or certified or registered mail on any Business Day:

If delivered to the Company, to:

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1200

Dallas, Texas 75254

Attention: Stephen Zsigray, President and CEO

If delivered to Purchaser, to:

Ashford Inc.
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254

Attention: Jim Plohg, EVP

Section 4.2       Entire Agreement; Amendment. This Agreement and the other documents and agreements executed in connection with this Agreement, including without limitation the waiver under the Advisory Agreement, dated of even date herewith, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Section 4.3       No Third-Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party (which, for the Company, requires the approval of the Independent Directors), and any assignment in contravention hereof shall be null and void; provided that Purchaser may assign its rights to a wholly owned subsidiary upon written notice to the Company if Purchaser remains liable for all of its obligations under this Agreement. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

Section 4.4       Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

Section 4.5       Remedies; Governing Law; Submission to Jurisdiction. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages, and each party hereby admits that the existence of such a violation alone shall constitute evidence of irreparable harm. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in a Texas State court sitting in Dallas County, Texas, or, if that court does not have jurisdiction, the United States District Court for the Northern District of Texas, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief if acting in violation of the Agreement. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto solely for the purposes of enforcement of this Agreement (a) consents to submit itself to the personal jurisdiction of any Texas State court sitting in Dallas County, Texas, or, if that court does not have jurisdiction, the United States District Court for the Northern District of Texas, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to challenge, deny or defeat such personal jurisdiction or venue in such court (including in reliance on the doctrine of forum non conveniens) by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Texas State court sitting in Dallas County, Texas,or, if that court does not have jurisdiction, the United States District Court for the Northern District of Texas, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 4.1 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES BETWEEN ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.6       No Broker. Except as previously disclosed to each other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 4.7       Further Assurances. Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 4.8       Costs and Expenses. Each party hereto shall each pay their own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 4.9       Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 4.10     Termination. This Agreement terminates automatically, without any action by either party, on the earliest of: (a) the third (3rd) anniversary of the Effective Date; (b) the date on which Purchaser owns the maximum number of shares of Common Stock permitted under the Ownership Limitations in Section 1.3(a) or Section 1.3(b); (c) the date on which the Company notifies Purchaser that it has determined in good faith that any further purchase of Common Stock by Purchaser would reasonably be expected to cause an “ownership change” of the Company under Section 382 of the Internal Revenue Code of 1986, as amended; (d) the date on which the Common Stock is no longer traded on the New York Stock Exchange; (e) a Change of Control of the Company or Purchaser; and (f) the date on which neither Purchaser nor any of its subsidiaries serves as the Company's advisor. The parties may also terminate this Agreement at any time by mutual written agreement. Termination does not relieve either party of liability for any breach before termination. If this Agreement terminates under clause (a), Section 1.4 continues to apply to each Purchase Quarter that ended before termination. Any Fee Credit that arose before termination, and Purchaser's obligations under Section 1.4 with respect to it, survive any termination.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

Ashford Inc.

By:	/s/ Jim Plohg
Name: Jim Plohg
Title: EVP

[Signature Page to Share Purchase Agreement]

COMPANY:

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ Stephen Zsigray
Name: Stephen Zsigray
Title: President and CEO

[Signature Page to Share Purchase Agreement]